EXHIBIT 99.1

Lear Reports Record Fourth-Quarter and Full-Year Net Sales;
Provides First-Quarter and Full-Year 2003 Earnings Guidance

     Southfield, Mich., January 27, 2003 — Lear Corporation [NYSE: LEA], the world’s largest automotive interior systems supplier, today reported its financial results for the fourth quarter and full year of 2002 and updated its earnings guidance for 2003.

Fourth-Quarter Highlights:

•	Delivered record fourth-quarter net sales of $3.8 billion, up 10%

•	Earned $1.76 per share, up 18% from prior year’s adjusted basis

•	Generated strong free cash flow of $171 million

•	Awarded first-ever total interior integrator program by General Motors

•	Improved quality for third straight year in J.D. Power 2002 Seat Quality Report™

     For the fourth quarter of 2002, Lear posted net sales of $3.8 billion, operating income of $246.8 million and net income of $118.0 million, or $1.76 per share. For the fourth quarter of 2001, Lear reported net sales of $3.4 billion, operating income of $68.6 million and net loss of $48.8 million, or $0.76 per share. Excluding non-recurring items and goodwill amortization for the fourth quarter of 2001, Lear had adjusted operating income of $217.8 million and adjusted net income of $97.8 million, or $1.49 per share.

     “The Lear business model is based on understanding our customers’ needs and consistently exceeding their expectations,” said Bob Rossiter, chairman and chief executive officer of Lear Corporation. “Continued quality improvement, solid financial results and growth in our sales backlog, as well as the industry awards and customer recognition we have received, all indicate that our strategy is working.”

(more)

     Rossiter continued, “Without question, the major news from the fourth quarter was the award of the first-ever total interior integrator program from General Motors. This development, as well as new business with Asian automakers, led to an increase in our five-year sales backlog from $3.6 billion to $4.0 billion.”

     Net sales and operating income for the fourth quarter rose 10% and 13%, respectively, compared with the year-ago adjusted results, reflecting higher vehicle production in North America, the addition of new business globally and a stronger Euro, partially offset by lower Western European production and platform mix. Earnings per share were up 18% from comparable results a year ago, driven by higher sales, operating efficiencies and lower interest expense. Lear generated free cash flow of $170.5 million during the quarter, a result of the strong earnings performance.

2002 Full-Year Results

     For the full year, Lear posted record net sales of $14.4 billion, up 6% from 2001, reflecting higher vehicle production in North America and the addition of new business globally, partially offset by lower production levels in Western Europe and South America and unfavorable mix. Reported operating income for 2002 was $743.1 million, and net income was $13.0 million, or $0.19 per share. Excluding the cumulative effect of a change in accounting for goodwill, net income was $311.5 million, or $4.65 per share.

     Compared with 2001, adjusted operating income rose $63.2 million. Adjusted earnings per share were up $0.92, or 25%, reflecting higher sales, operating efficiencies and lower interest expense. For 2002, free cash flow was $394.7 million, allowing the Company to further reduce its debt.

2003 Outlook

     For the first quarter of 2003, the Company estimates net sales will be up 6% to 8% from the year-earlier period, reflecting the addition of new business and a stronger Euro. Higher industry production in North America is expected to offset lower industry production and unfavorable mix in Western Europe. We currently project a corporate tax rate of 30% for 2003. Given these assumptions, we expect earnings in the range of $0.90 to $1.00 per share, capital spending of approximately $100 million and free cash flow of approximately $50 million.

     For the full year, the Company estimates net sales to be approximately $15 billion, compared with $14.4 billion in 2002. The increase primarily reflects the addition of new business globally and a stronger Euro, partially offset by lower vehicle production in North America (16.0 million units versus 16.4 million units); Western Europe is expected to be essentially flat at around 16 million units. Given this industry outlook and our lowered tax rate, we expect earnings in the range of $5.20 to $5.40 per share. Full year capital spending is forecast at approximately $300 million and free cash flow is estimated to be approximately $400 million.

     Lear Corporation, a Fortune 150 company headquartered in Southfield, Mich., USA, focuses on integrating complete automotive interiors, including seat systems, interior trim and electrical systems. With annual net sales of $14.4 billion in 2002, Lear is the world’s largest automotive interior systems supplier. The company’s world-class products are designed, engineered and manufactured by 115,000 employees in more than 300 facilities located in 33 countries. Additional information about Lear and its products is available on the Internet at www.lear.com.

     This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding anticipated financial results. Actual results may differ materially from anticipated results as a result of certain risks and uncertainties, including but not limited to general economic conditions in the markets in which the Company operates, including changes in interest rates and fuel prices, fluctuations in the production of vehicles for which the Company is a supplier, labor disputes involving the Company or its significant customers or that otherwise affect the Company, the Company’s ability to achieve cost reductions that offset or exceed customer-mandated selling price reductions, increases in warranty costs, risks associated with conducting business in foreign countries, fluctuations in currency exchange rates, adverse changes in economic conditions or political instability in the jurisdictions in which the Company operates, competitive conditions impacting the Company’s key customers, raw material cost and availability, unanticipated changes in free cash flow and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings. These forward-looking statements are made as of the date hereof, and Lear does not assume any obligation to update them.

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Lear Corporation and Subsidiaries
Consolidated Statements of Income
(In millions, except per share amounts)

	Three Months Ended

	December 31, 2002		December 31, 2001

	Reported	Adjusted	Reported			Adjusted (j)

Net sales	$3,760.4	$3,760.4	$3,405.0			$3,405.0
Cost of goods sold	3,386.3	3,386.3	3,206.7	(b	)	3,065.3
Selling, general and administrative expenses	127.3	127.3	129.7	(b	)	121.9
Amortization of goodwill	—	—	23.0	(c	)	—
Interest expense	50.6	50.6	61.3			61.3
Other expense, net	18.7	18.7	23.7	(d	)	12.5

Income (loss) before income taxes	177.5	177.5	(39.4)			144.0
Income taxes	59.5	59.5	9.4	(b-d	)	46.2

Net income (loss)	$118.0	$118.0	$(48.8)			$97.8

Diluted net income (loss) per share	$1.76	$1.76	$(0.76)			$1.49

Weighted average number of shares outstanding — diluted	67.1	67.1	64.2			65.6

	Twelve Months Ended

	December 31, 2002				December 31, 2001

	Reported			Adjusted (i)	Reported			Adjusted (j)

Net sales	$14,424.6			$14,424.6	$13,624.7			$13,624.7
Cost of goods sold	13,164.3			13,164.3	12,589.9	(b,e	)	12,443.5
Selling, general and administrative expenses	517.2			517.2	514.2	(b,e	)	501.3
Amortization of goodwill	—			—	90.2	(c	)	—
Interest expense	214.0			214.0	270.9	(f	)	267.9
Other expense, net	60.6			60.6	69.6	(d,g,h	)	54.7

Income before income taxes and cumulative effect of a change in accounting principle	468.5			468.5	89.9			357.3
Income taxes	157.0			157.0	63.6	(b-h	)	114.0

Income before cumulative effect of a change in accounting principle	311.5			311.5	26.3			243.3
Cumulative effect of a change in accounting principle, net of tax	298.5	(a	)	—	—			—

Net income	$13.0			$311.5	$26.3			$243.3

Diluted net income per share
Income before cumulative effect of a change in accounting principle	$4.65			$4.65	$0.40			$3.73
Cumulative effect of a change in accounting principle	4.46	(a	)	—	—			—

Diluted net income per share	$0.19			$4.65	$0.40			$3.73

Weighted average number of shares outstanding — diluted	67.1			67.1	65.3			65.3

(a)	- (j) See additional disclosures

Lear Corporation and Subsidiaries
Additional Disclosures

     The Company has included Adjusted financial information because management believes that the information may be useful to investors in assessing the Company’s operating performance on a comparable basis between the 2002 and 2001 periods. The Company also uses this information for this purpose. However, the Adjusted financial information should not be viewed as a substitute for financial measures determined under generally accepted accounting principles. Also, certain amounts in the 2001 financial statements have been reclassified to conform to the presentation used in 2002.

(a)	On January 1, 2002, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets.” Under this statement, goodwill is no longer amortized but is subject to annual impairment analysis (see note (c)). The Company’s initial impairment analysis compared the fair values of each of its reporting units, based on discounted cash flow analyses, to the related net book values. As a result, the Company recorded impairment charges of $310.8 million ($298.5 million after-tax or $4.46 per share) as of January 1, 2002. These charges are reflected as a cumulative effect of a change in accounting principle, net of tax in the consolidated statement of income for the year ended December 31, 2002.

(b)	In December 2001, the Company recorded severance, asset impairment and other facility closure charges of $149.2 million ($110.2 million after-tax or $1.68 per share for the fourth quarter and $1.69 per share for the full year) related to restructuring plans.

(c)	The three month and twelve month 2001 “Reported” results have not been restated to reflect the elimination of amortization of goodwill under SFAS No. 142, “Goodwill and Other Intangible Assets.” The three month and twelve month 2001 “Adjusted” results have been presented as if SFAS No. 142 had been adopted as of January 1, 2001. The amortization of goodwill was $23.0 million ($26.1 million after-tax or $0.39 per share) for the three months ended December 31, 2001 and $90.2 million ($83.2 million after-tax or $1.28 per share) for the twelve months ended December 31, 2001.

(d)	In the fourth quarter of 2001, the Company completed the sales of a plastics molding facility in Sweden, an interior acoustics facility in the U.S. and the metal seat frame portion of a facility in Poland. These sales were completed for $5.9 million and, combined with favorable post-closing settlements on prior dispositions, resulted in a net loss of $11.2 million ($10.3 million after-tax or $0.16 per share for the fourth quarter and full year).

(e)	During 2001, the Company completed actions to reduce its cost base. The non-recurring costs, comprised of severance costs less the associated savings, were recorded in cost of goods sold and selling, general and administrative expenses in the amounts of $5.0 million and $5.1 million, respectively. The net after-tax charge related to these severance actions was $6.1 million or $.09 per share.

(f)	During the first quarter of 2001, the Company made the initial draws under an asset-backed securitization. Approximately $3.0 million in non-recurring expenses were incurred as a result of the transaction. The after-tax impact of these expenses was $1.8 million or $0.03 per share.

(g)	In March 2001, the Company completed the sale of its Spanish wire business for $35.5 million, resulting in a gain of $12.4 million ($5.6 million after-tax). This gain was partially offset by a $3.1 million charge recorded to write down certain long-lived assets to net realizable value. The net result of these transactions was a $9.3 million gain ($2.5 million after-tax of $0.04 per share).

(h)	On March 31, 2002, the Company adopted SFAS No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections.” Under this statement, gains and losses associated with the extinguishment of debt are no longer classified as extraordinary. As such, the redemption premium and the write-off of deferred financing fees of $12.0 million ($7.3 million after-tax or $0.11 per share) related to the Company’s redemption of its 9.50% subordinated notes due 2006 in August 2001 and the write-off of deferred financing fees of $1.0 million ($0.6 million after-tax or $.01 per share) related to the Company’s amendment and restatement of its $2.1 billion credit agreement in March 2001 are included in other expense, net in the consolidated statement of income for the twelve months ended December 31, 2001.

(i)	Excludes the impact of item (a) above.

(j)	Excludes the impact of items (b) through (h) above.

Lear Corporation and Subsidiaries
Consolidated Balance Sheets
(In millions)

	December 31, 2002	December 31, 2001

ASSETS
Current:
Cash and cash equivalents	$91.7	$87.6
Accounts receivable, net	1,508.0	1,392.8
Inventories	489.7	440.3
Recoverable customer engineering and tooling	153.2	191.6
Other	265.1	254.5

	2,507.7	2,366.8

Long-Term:
PP&E, net	1,710.6	1,715.7
Goodwill, net	2,860.4	3,139.5
Other	404.3	357.2

	4,975.3	5,212.4

Total Assets	$7,483.0	$7,579.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current:
Short-term borrowings	$37.3	$63.2
Accounts payable and drafts	1,966.4	1,982.9
Accrued liabilities	1,037.6	1,007.2
Current portion of long-term debt	3.9	129.5

	3,045.2	3,182.8

Long-Term:
Long-term debt	2,132.8	2,293.9
Other	642.7	543.4

	2,775.5	2,837.3

Stockholders’ Equity:	1,662.3	1,559.1

Total Liabilities and Stockholders’ Equity	$7,483.0	$7,579.2

Lear Corporation and Subsidiaries
Supplemental Data
(Unaudited; in millions, except content per vehicle data)

	Three Months Ended

	December 31, 2002	December 31, 2001

Net Sales
U.S. and Canada	$2,187.9	$1,958.5
Europe	1,203.0	1,094.9
Rest of World	369.5	351.6

Total	$3,760.4	$3,405.0

Reported
Operating income	$246.8	$68.6
Goodwill amortization	—	(23.0)

Operating income after amortization	$246.8	$45.6

Adjusted
Operating income	$246.8	$217.8

Content Per Vehicle*
North America	$606	$572
Western Europe	290	256
South America	74	90

Depreciation	$78.0	$74.8
Capital Expenditures	$99.3	$109.6

	Twelve Months Ended

	December 31, 2002	December 31, 2001

Net Sales
U.S. and Canada	$8,507.3	$7,932.7
Europe	4,466.1	4,261.9
Rest of World	1,451.2	1,430.1

Total	$14,424.6	$13,624.7

Reported
Operating income	$743.1	$520.6
Goodwill amortization	—	(90.2)

Operating income after amortization	$743.1	$430.4

Adjusted
Operating income	$743.1	$679.9

Content Per Vehicle*
North America	$577	$572
Western Europe	262	240
South America	82	99

Depreciation	$301.0	$302.0
Capital Expenditures	$272.6	$267.0

*	Content Per Vehicle for 2001 has been updated to reflect actual production levels.

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